Exhibit 10.122

TO:	Charlie’s Holdings, Inc. Board of Directors

FROM:	Ryan Stump, Director and Chief Operating Officer

DATE:	April 13, 2023

RE:	CHUC Loan Amendment

On August 19, 2022 Charlie’s Board of Directors approved a related party loan of $300,000 from Ryan Stump to Charlie’s Holdings, Inc. Prior to the note’s due date of April 16, 2023, I approved a 120 day extension under the existing terms and conditions outlined below. Interest is still to be paid monthly at $2,500 per month (10% annualized). The new due date for the note is on or before August 14, 2023.

In consideration of the Company’s desire to expedite the introduction of the Pinweel family brand of products, I propose that I assist the Company in financing the project by lending the needed capital under the following terms and conditions:

●	Lend three hundred thousand dollars ($300,000) to the Company.
●

The Note will be due and payable in full in one hundred and twenty (120) days or sooner if, before the end of the term, the Company secures (i) new debt financing or (ii) sufficient PMTA strategic partnership funds.

●	Interest to be paid monthly at a 10% annualized rate (i.e. $2,500 per month).
●	To cover my own legal expenses, an additional loan origination fee of $3,000.00 will be paid by the Company upon receipt of the loan.
●	The loan will be secured by the Company’s inventory.
●	The Company will provide Ryan Stump with documentation showing use of proceeds for Pinweel branded projects